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Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-59597) of Enbridge Energy, Limited Partnership and the Registration Statements on Form S-3 (Nos. 333-59758 and 333-89588) of Enbridge Energy Partners, L.P. of our reports dated May 15, 2002 relating to the consolidated financial statements of Enbridge Midcoast Energy, Inc. (formerly known as Midcoast Energy Resources, Inc.) as of December 31, 2001 and 2000, for the periods from May 1, 2001 to December 31, 2001 and from January 1, 2001 to April 30, 2001, and for the years ended December 31, 2000 and 1999, which appear in the Current Report on Form 8-K of Enbridge Energy Partners, L.P. dated October 31, 2002.

PricewaterhouseCoopers LLP

Houston, Texas
October 31, 2002

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CONSENT OF INDEPENDENT ACCOUNTANTS